ENTRÉE GOLD INC.

CODE OF BUSINESS CONDUCT AND ETHICS AND COMPLIANCE PROGRAM

ADOPTED BY THE BOARD OF DIRECTORS

ON MARCH 24, 2005

The upholding of a strong sense of ethics and integrity is of the highest importance to ENTRÉE GOLD INC. (the "Company") and critical to its success in the business environment. This Code of Business Conduct and Ethics and Compliance Program (the “Code”) embodies the Company's commitment to such ethical principles and sets forth the responsibilities of the Company to its shareholders, employees, customers, lenders and other stakeholders. The Code addresses general business ethical principles, conflicts of interests, special ethical obligations for employees with financial reporting responsibilities, insider trading laws, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

GENERAL PRINCIPLES

It is the Company's firm belief that effective business relationships can only be built on mutual trust and fair dealing. The Company and all of its directors, officers and employees, to whom the Code is applicable, will conduct themselves in accordance with the standards established herein.

The Code outlines the fundamental principles of legal and ethical business conduct as adopted by the Board of Directors of the Company. It is not intended to be a comprehensive list addressing all legal or ethical issues which may confront the Company's personnel. Hence, it is essential that all personnel subject to the Code employ good judgment in the application of the principles contained herein.

CONFLICTS OF INTEREST

Directors, officers and employees of the Company are expected to make decisions and take actions that are in the best interests of the Company as a whole, and are not based on or unduly influenced by personal relationships or benefits. Generally, a "conflict of interest" is an activity that is inconsistent with or opposed to the best interest of the Company or one which gives the appearance of impropriety. As conflicts of interest can compromise the ethical behavior of Company personnel, they should be avoided.

Employees should avoid any relationship which would create a conflict of interest. Employees are expected to disclose such relationships and conflicts to their immediate supervisors. Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. Any waiver of any conflict of interest must be approved by the Board of Directors or an appropriate committee.

Members of the Board of Directors are to disclose any conflict of interest and potential conflict of interest to the entire Board of Directors as well as the committees on which they serve. Directors are to excuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest.

Set forth below is specific guidance in respect of certain conflict of interest situations. As it is not possible to list all conflict of interest situations, it is the responsibility of the individual, ultimately, to avoid and properly address any situation involving a conflict of interest or potential conflict of interest. Company personnel who wish to obtain clarification of the Company's conflict of interest principles or further guidance with respect to the proper handling of any specific situation should consult their immediate supervisor, the Company's Chief Financial Officer or the Company's outside legal counsel.

Interest in Other Businesses: All of the Company's directors, officers and employees and their family members must avoid any direct or indirect financial relationship with third parties with whom the Company has relationships which would involve a conflict of interest or a potential conflict of interest or compromise the individual's loyalty to the Company. Written permission must be obtained from the Company's Chief Financial Officer before any such individual commences an employment, business or consulting relationship with third parties with whom the Company has relationships; provided, however, if such individual is the Chief Financial Officer or any person who would be considered an "Insider" under applicable securities laws of for the purposes of the Company's Insider Trading Compliance Policy (if the Company maintains such a policy) by virtue of such person's relationship to the Chief Financial Officer, written permission must be obtained from the Audit Committee.

Outside Directorships: All of the Company's directors, officers and employees may serve on the boards of directors of other profit-making organizations to the extent that such service will not interfere or conflict with their respective duties to the Company. None of the Company's officers and employees may serve on the boards of directors of any business organization which is a competitor of the Company, without the informed consent of the Company's Board of Directors.

Individuals who serve as directors of other companies in the circumstances permitted hereunder may retain any compensation earned from that outside directorship unless otherwise specifically prohibited by the Company. Unless otherwise specifically authorized by the Board of Directors, individuals may not receive any form of compensation (whether in the form of cash, stock or options) for service on a board of director of another business organization if such service is at the request of the Company or in connection with the investment of the Company in such business organization. All individuals must excuse themselves from any matters pertaining to the Company and the business organization of which they are directors.

The Company reserves the right to request any individual to resign his or her position as a director of other business organizations if the board of directors determines that to be in the best interests of the Company. The Company may terminate its relationship with any individual who does not comply with the Company's request in this regard.

Proper Payments: All individuals should pay for and receive only that which is proper. Company personnel should not make improper payments for the purposes of influencing another's acts or decisions and should not receive any improper payments or gifts from others for the purposes of influencing the decisions or actions of Company's personnel. No individual should give gifts beyond those extended in the context of normal business circumstances. Company personnel must observe all applicable government restrictions on gifts and entertainment.

Supervisory Relationships: Supervisory relationships with family members present special workplace issues. Accordingly, Company personnel must avoid a direct reporting relationship with a family member or any individual with whom a significant relationship exists. If such a relationship exists or occurs, the individuals involved must report the relationship in writing to the Board of Directors.

FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is of critical importance that the Company's filings with the securities commissions and other relevant regulatory authorities be accurate and timely. Hence, all Company personnel are obligated to provide information to ensure that the Company's publicly filed documents be complete and accurate. All Company personnel must take this responsibility seriously and provide prompt and accurate answers and responses to inquiries related to the Company's public disclosure requirements.

The Chief Executive Officer and the Chief Financial Officer of the Company have the ultimate responsibility for ensuring the integrity of the filings and disclosure made by the Company as required by the rules and regulations of the Securities and Exchange Commission and other relevant regulatory authorities. In the performance of their duties relating to the Company's public disclosure obligations, the Chief Executive Officer, the Chief Financial Officer and all Company personnel must:

• Act with honesty and integrity
• Provide information that is accurate, complete, objective, fair and timely
• Comply with rules and regulations of federal, state, provincial and local governments and other relevant public and private regulatory authorities
• Act in good faith with due care, competence and due diligence
• Respect the confidentiality of information acquired in the course of the performance of one's duties
• Promote ethical and proper behavior in the work environment
• Report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law of the Company's Code of Business Conduct and Ethics

Confidentiality of Nonpublic Information: Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden.

Applicability of Confidentiality Policy Other Companies: The Company's confidentiality policy shall also apply to material nonpublic information of other companies with whom the Company does business and who have a reasonable expectation of privacy, including, by way of example, the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. All employees should treat material nonpublic information about the Company's business partners with the same care as is required with respect to information relating directly to the Company.

DUTY TO REPORT INAPPROPRIATE AND IRREGULAR CONDUCT

All employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to the Company's Chief Financial Officer; provided, however, that the incident must be reported to any member of the Company's Audit Committee if it involves an alleged breach of the Code by the Chief Financial Officer. Any failure to report such inappropriate or irregular conduct of others shall be treated as a severe disciplinary matter. It is against Company policy to retaliate against any individual who reports in good faith the violation or potential violation of the Code.

POLITICAL CONTRIBUTIONS

No assets of the Company, including the time of Company personnel, the use of the Company’s premises or equipment and direct or indirect monetary payments, may be contributed to any political candidate, political action committee, political party or ballot measure without the approval of the Board of Directors.

COMPLIANCE PROGRAM

In order to implement the principles of the Code, the Company has adopted the following policies:

Majority of Independent Directors: It is the policy of the Company that a majority of the members of the Board will be non-employees of the Company and will otherwise meet the appropriate standards of independence. In determining independence, the Board will consider the definition of "independence" under the relevant rules and regulations of the Securities and Exchange Commission and any stock exchange or stock quotation system on which the shares of the Company may then be traded.

Management Directors: The Board anticipates that the Company's Chief Executive Officer will be nominated annually to serve on the Board. The Board may also nominate other members of management.

Chair; Lead Independent Director: The Board will periodically appoint a Chair. Both independent and management directors, including the CEO, are eligible for appointment as the Chair. The Chair or one of the independent directors (if the Chair is not an independent director) may be designated by the Board to be the "lead independent director". The lead independent director may periodically help schedule or conduct separate meetings of the independent directors.

Selection of Board Nominees: The Board will be responsible for the selection of candidates for the Nominating and Corporate Governance Committee, which shall consist of Board members. The Nominating and Corporate Governance Committee shall recommend candidates for election or appointment to the Board.

Board Membership Criteria: The Board's policy is to encourage selection of directors who will contribute to the Company's overall corporate goals of responsibility to its shareholders and other stakeholders.

Independent Directors' Discussions: It is the policy of the Board that the independent directors, under the direction of the lead independent director, meet separately without management directors at least once per year to discuss such matters as the independent directors may consider appropriate. The Company's independent auditors, outside legal counsel, finance staff, legal staff and other employees may be invited to attend.

Access to Information: The Board encourages the presentation at meetings by managers who can provide additional insight into matters being discussed. The Company's executive management will afford each Board member full access to the Company's records, information, employees, outside auditors and outside counsel.

Board Committees: The Board shall have three standing committees: the Audit Committee, the Disclosure Committee and the Compensation Committee. From time to time, the Board may establish additional committees. In the event that the Board fails to establish any of these committees, the full Board shall serve the functions of that committee except the extent that the same is prohibited by applicable securities law or regulation, or the rules of any stock exchange or quotation system upon which the Company’s securities are traded, listed or quoted.

Committee Member Selection: The Board will designate the members and Chairs of each committee. The membership of the Audit Committee and the Compensation Committee shall meet all applicable criteria of the rules and regulations of the Securities and Exchange Commission and any stock exchange or stock quotation system on which the shares of the Company may then be traded, listed or quoted.

Committee Functions: The Board of Directors shall adopt a Committee Charter for each of the Audit Committee, the Disclosure Committee and the Nominating Committee which shall provide the structure and guiding principles of such committees. The full authority and responsibilities of each committee are fixed by resolution of the full Board of Directors and the Committee Charter.

Insider Trading Compliance: The Board of Directors may adopt an Insider Trading Compliance Policy for the purposes of educating and ensuring the all subject persons are fully aware of the rules and regulations of the Securities and Exchange Commission with respect to insider trading. All Company personnel shall have full access to the Chief Financial Officer and the Company's outside counsel with respect to any insider trading questions or issues.

Financial Reporting; Legal Compliance and Ethics: The Board's governance and oversight functions do not relieve the Company's executive management of its primary responsibility of preparing financial statements which accurately and fairly present the Company's financial results and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical principles adopted by the Company.

Corporate Communications: Management has the primary responsibility to communicate with investors, the press, employees and other stakeholders on a timely basis and to establish policies for such communication.

Access to Chief Financial Officer: All Company personnel shall be accorded full access to the Company's Chief Financial Officer with respect to any matter which may arise relating to the Company's Code of Business Conduct and Ethics and Compliance Program; provided, however, that all Company personnel shall be accorded full access to the Company's Audit Committee if any such matter involves an alleged breach of the Company's Code of Business Conduct and Ethics and Compliance Program by the Chief Financial Officer or by any person who would be considered an "Insider", under applicable securities law or regulation or under the terms of any Insider Trading Compliance Policy adopted by the Company, by virtue of such person's relationship to the Chief Financial Officer.